Exhibit 10.50

December 6, 2005

Ronald M. Burch, M.D., Ph.D.

AlgoRx Pharmaceuticals, Inc.

500 Plaza Drive, 2nd Floor

Secaucus, NJ 07094

Re:  Employment Terms

Dear Ronald:

Corgentech Inc. (the “Company”) is pleased to offer you the position of Vice President, Development on the following terms.

You will be responsible for the following duties:

•	Assist in formulation of clinical strategy for the investigation and approval of each of the Company’s products;

•	Advise on appropriate clinical investigators and clinical sites for each of the Company’s clinical trials;

•	Assist in the formulation and integration of the regulatory and clinical strategies for conduct of clinical trials, registration strategy, regulatory submissions strategy, FDA meeting strategy, Advisory Committee strategy and post-approval clinical trials strategy;

•	Attendance at key FDA and investigator meetings;

•	Assist in preparation and review of regulatory filings relating to clinical trial data; and

•	Assist in identification and recruitment of clinical department employees.

You will report to the Company’s Chief Executive Officer. You will work at our facility located in Secaucus, New Jersey. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

Your salary will be $350,000 per year, less payroll deductions and all required withholdings. You will be eligible for salary increases each year, with such increases (if any) to be determined by the Compensation Committee of the Company’s Board of Directors (“Board”) in its sole discretion. You will be paid semi-monthly and will be eligible for the Company’s standard benefits, including health insurance, vacation, sick leave, and paid holidays. Details about these benefits are provided in the Employee Handbook and Summary Plan Descriptions, available for your review.

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After each complete year of employment, you will be eligible for a bonus of up to $200,000, subject the conditions below. Whether you receive this bonus, and the amount of any such bonus, shall be determined by the Compensation Committee of the Board in its sole discretion based on your performance and the Company’s performance during the preceding year of your employment. This bonus (if any) will be paid on the anniversary of your start date each year, and will be subject to payroll deductions and withholdings. You must be employed on the anniversary of your start date in order to earn the bonus for each applicable year. Accordingly, in the event that either you or the Company terminates your employment for any reason prior to the bonus (if any) being paid, then you will not have earned the bonus for such year, and will not be paid a bonus for such year (including any partial or prorated bonus). Notwithstanding the foregoing, in the first year of your employment only, if you complete one full year of employment, $100,000 of the $200,000 discretionary bonus shall be guaranteed, with the payment of the remaining bonus (if any) of up to $100,000 to be determined by the Compensation Committee of the Board in its sole discretion. The Company may change compensation and benefits from time to time in its discretion.

Subject to approval by the Board, and pursuant to the Company’s 2003 Equity Incentive Plan (the “Plan”), in 2006, the Company shall grant you an option to purchase 200,000 (post-split) shares of the Company’s common stock at the fair market value as determined by the Board as of the date of grant (the “Option”). The Option will be subject to the terms and conditions of the Plan and your grant agreement. Your grant agreement will include a four year vesting schedule, under which 1/48th of your shares will vest each month, until either the Option is fully vested or your employment ends, whichever occurs first.

In the event you are terminated without Cause or for Good Reason (as such terms are defined below), then upon the execution of a full general release, releasing all claims known or unknown that you may have against Company as of the date you sign such a release, and upon the written acknowledgment of your continuing obligations with respect to the protection of the confidential information of the Company, you shall be eligible to receive (a) severance benefits equal to twelve months of your then current base salary, less standard deductions and withholdings, paid in periodic payments in the Company’s regular payroll cycle and (b) twelve months of continuation of your health insurance benefits in effect at the time of such termination, at the expense of the Company (the “Severance”). If you violate any of your obligations to the Company set forth in the Proprietary Information and Inventions Agreement, whether during or after your employment with the Company, any Severance being provided (or to be provided) to you will cease immediately, and you will not be entitled to any further Severance.

“Cause” for purposes of this offer shall mean: (i) commission of any felony or of any crime involving dishonesty; (ii) a violation of any of the Company’s policies; (iii) intentional damage to any material property of the Company; (iv) conduct by you which, in the good faith and reasonable determination of the Board, demonstrates gross unfitness to serve; or (v) material breach of your obligations to the Company set forth in this offer letter agreement. You shall be deemed to have terminated your employment for “Good Reason” if you voluntarily terminate your employment at any time within one year following: (i) the relocation of your employment

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by more than thirty (30) miles or (ii) a change in your position with the Company (or the acquiring, purchasing, or merging entity in a change in control of the Company) that materially reduces your duties and responsibilities or the level of management to which you report.

As a Company employee, you will be expected to abide by Company rules and policies and acknowledge in writing that you have read the Company’s Employee Handbook. As a condition of employment, you must sign and comply with the attached Proprietary Information and Inventions Agreement which prohibits the unauthorized use or disclosure of Company proprietary information.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

You may terminate your employment with Company at any time and for any reason whatsoever simply by notifying Company. Likewise, Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

You agree not to disparage the Company, its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided however, that you will be permitted to respond accurately and fully to any question, inquiry or request for information when required by legal process.

By signing below, you hereby agree that during the term of your employment by Company you will not, without Company’s express written consent, (a) engage in any employment or business activity in the United States of America for any other person or entity that is developing or marketing a product directly competing with a product being developed or marketed by Company or (b) either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of the Company to terminate his, her or its relationship with the Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements or promises made to you by

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anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. This offer is contingent on the closing of the merger between AlgoRx Pharmaceuticals, Inc. and the Company, and if such closing does not occur by February 28, 2006, this offer shall be rescinded in its entirety.

Please sign and date this letter and the enclosed Proprietary Information and Inventions Agreement, and return them to me by December 12, 2005, if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start on December 16, 2005. We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ John P. McLaughlin
John P. McLaughlin,
Chief Executive Officer

Accepted:

/s/ Ronald M. Burch	12 December 2005
Ronald M. Burch	Date

Attachment: Proprietary Information and Inventions Agreement

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